EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Datalink Corporation of our report dated March 1, 2011, relating to our audits of the financial statements and financial statement schedule, which appear in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

July 15, 2011